SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 12, 2015

STANDARD MOTOR PRODUCTS, INC.
(Exact Name of Registrant as Specified in its Charter)

New York	1-4743	11-1362020
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employee Identification Number)

37-18 Northern Boulevard, Long Island City, New York 11101
(Address of Principal Executive Offices, including Zip Code)

Registrant’s Telephone Number, including Area Code:  718-392-0200

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Item 1.01.	Entry into a Material Definitive Agreement

On June 12, 2015, Standard Motor Products, Inc. and certain of its wholly owned subsidiaries (the “Company”) amended its Third Amended and Restated Credit Agreement, dated as of November 10, 2010, as further amended (the “US Credit Agreement”), with General Electric Capital Corporation, as agent, and a syndicate of lenders for a secured revolving credit facility. The amendment increases the amount of cash dividends that the Company may pay in any twelve month period by $5 million to $20 million, and increases the amount of cash that the Company may utilize to purchase or redeem its common stock in any fiscal year by $10 million to $20 million, subject in each case to certain specific conditions.

We maintain ordinary banking relationships with General Electric Capital Corporation, certain other lenders and their respective affiliates. For these services, the parties have received, and may in the future receive, customary compensation and expense reimbursement.

The descriptions set forth above are qualified by Amendment No. 4 to Third Amended and Restated Credit Agreement filed herewith as Exhibit 10.1.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits.

10.1	Amendment No. 4 to Third Amended and Restated Credit Agreement, dated as of June 12, 2015, among Standard Motor Products, Inc., as borrower and the other credit parties thereto, and General Electric Capital Corporation, as agent and lender, Bank of America, N.A. and Wells Fargo Capital Finance, LLC, as lenders and co-syndication agents, JPMorgan Chase Bank, N.A., as lender and as documentation agent, and the other lenders thereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STANDARD MOTOR PRODUCTS, INC.

	By:	/s/ James J. Burke
James J. Burke
Vice President Finance, Chief Financial Officer

Date: June 18, 2015

Exhibit Index

Exhibit No.	Description

10.1
Amendment No. 4 to Third Amended and Restated Credit Agreement, dated as of June 12, 2015, among Standard Motor Products, Inc., as borrower and the other credit parties thereto, and General Electric Capital Corporation, as agent and lender, Bank of America, N.A. and Wells Fargo Capital Finance, LLC, as lenders and co-syndication agents, JPMorgan Chase Bank, N.A., as lender and as documentation agent, and the other lenders thereto.